EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

LaBarge, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-53583, 33-31330, 33-108357, 33-124556, and 33-121031) on Form S-8 of LaBarge, Inc. of our reports dated September 7, 2005 with respect to the consolidated balance sheets of LaBarge, Inc. and subsidiaries as of July 3, 2005, and June 27, 2004, and the related consolidated statements of income, stockholders' equity and cash flows, for each of the years in the three-year period ended July 3, 2005, management's assessment of the effectiveness of internal control over financial reporting as of July 3, 2005 and the effectiveness of internal over financial reporting as of July 3, 2005, which reports appear in the July 3, 2005 annual report on Form 10-K of LaBarge, Inc.

/S/KPMG LLP

St. Louis, Missouri

September 7, 2005